Seth R. Winterton
                                WINTERTON RANCHES
                              1442 Lower River Road
                              Woodland, Utah 84036

December  15,  2002


Dear  Cody:

     I thought I should formalize our understanding with regards to Winterton Ranches' contract to purchase trout from Woodland Hatchery, Inc. The original contract calls for the purchase of 2,000 pounds of fish on or about July 1st of 2002, which did not occur due to slow maturing fish.

     I want you let you know that Winterton Ranches will purchase as many fish as you can produce this next season, as they mature-the sooner the better. It is my hope that the warm winter will further the maturing process along and we will have plenty for our needs.

Thank  you.


/s/Seth  Winterton,
-------------------
Winterton  Ranches